Exhibit 99.2

QuantumScape Announces Fourth Quarter and Full Year 2020 Financial Results,

Posts Shareholder Letter to IR Website

SAN JOSE, CA (February 16, 2021) – QuantumScape Corporation (NYSE: QS, or “QuantumScape”), a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles, today announced its financial results for its fourth quarter and full year 2020, which ended December 31, 2020.

The company has posted a Shareholder Letter to its Investor Relations website, https://ir.quantumscape.com/, detailing its results and providing a business update, including progress on developing multilayer cells.

“I am delighted to issue QuantumScape’s first quarterly letter as a publicly traded company. We encourage you to read it, as we believe it will help foster a better understanding of our company and recent developments as we look to the future,” said Jagdeep Singh, Co-founder & Chief Executive Officer of QuantumScape.

QuantumScape will host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, February 16, 2021. Participating on the call will be Jagdeep Singh, Co-founder and Chief Executive Officer, and Kevin Hettrich, Chief Financial Officer, of QuantumScape.

The call can be accessed via a live webcast accessible on the Events Calendar section of the Investor Relations website. An archive of the webcast will be available shortly after the call for twelve months.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. QuantumScape’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com.

Contacts:

For Investors

John Saager, CFA

Head of Investor Relations

ir@quantumscape.com

For Media

media@quantumscape.com